UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2020

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32347	No.88-0326081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6140 Plumas Street, Reno, Nevada (Address of Principal Executive Offices)	89519-6075 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	ORA	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act of 1934. ☐

 Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2020, Doron Blachar was appointed to serve as the Chief Executive Officer of Ormat Technologies Inc. (the “Ormat Technologies”), effective July 1, 2020 (the “Effective Date”). In connection with his appointment, Mr. Blachar has entered into an amended and restated employment agreement with Ormat Technologies and Ormat Technologies’s Israeli subsidiary, Ormat Systems Ltd. (the “Subsidiary”, together with Ormat Technologies, the “Company”), dated July 2, 2020 (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Blachar will be entitled to receive a gross monthly salary of NIS 135,000, which salary is linked to changes in the cost of living index. He will be eligible for an annual cash bonus in a target amount equal to 12 monthly salaries, based on criteria to be established by the Company and will be eligible to receive grants of future equity awards, subject to the terms and conditions of the equity incentive plan and the award agreement. The Employment Agreement sets forth other terms of employment, which terms are generally applicable to all of the Company’s employees, covering matters such as vacation, health, and other benefits, including coverage by the Company’s management insurance plan or pension fund, to which the Subsidiary will contribute a percentage of Mr. Blachar’s salary, contributions by the Company to an education fund, and use of a Company-leased car.

In addition, on the Effective Date, Mr. Blachar will be granted equity awards with a total target grant date fair value of $1.5 million, 50% of which will be granted in the form of Stock Appreciation Rights, 25% in the form of Performance Share Units (“PSUs”) and 25% in the form of Restricted Stock Units (“RSUs”) pursuant to the terms of the Ormat Technologies, Inc. 2018 Incentive Compensation Plan. Upon Mr. Blachar’s death, the RSUs and PSUs will become fully vested, with any PSUs vesting based on target level of performance. In the event that within 2 (two) months prior to or 12 (twelve) months following the occurrence of a “Change of Control” (as defined in the Employment Agreement), Mr. Blachar’s employment is terminated by the Company other than for “Cause” or he resigns for “Good Reason” (each as defined in the Employment Agreement), all of his outstanding equity awards will immediately vest, with performance-based equity awards vesting based on target level of performance.

In addition, under the Employment Agreement, either party may terminate the employment relationship upon six (6) months prior written notice. In the event Mr. Blachar’s employment is terminated by the Company without Cause , or he resigns within two (2) months before, or twelve (12) months following, the consummation of a Change of Control, Mr. Blachar will be entitled to an extension of his notice period from six (6) months to twelve (12) months. The Company may provide for payment in lieu of notice. In the event of a termination of employment other than a termination for Cause which occurs prior to July 1, 2022, the Company will pay Mr. Blachar an amount equal to six times (6x) his monthly salary at such time and other related benefits due to him during the notice period. In addition, in the event of a termination of Mr. Blachar’s employment other than for “Cause,” he will be eligible to receive (i) an amount equal to the difference between (x) the product of his last month’s salary by the term of his employment and (y) the sums accumulated under his pension and/or manager insurance on account of his severance pay, including any profits and differentials, and (ii) a pro-rata portion of his annual cash bonus based on the number of months he was actually employed at the Company in such fiscal year. The Employment Agreement provides that the post-employment restrictive covenants set forth in his initial employment agreement with the Company, dated January 6, 2013, will continue to remain in effect (“Prior Employment Agreement”). Under his Prior Employment Agreement, Mr. Blachar is subject to certain non-competition and non-solicitation provisions for a period of 12 months following his termination of employment.

The foregoing summary of the Employment Agreement is qualified in its entirety by the text thereof, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Exhibit

10.1	Amended and Restated Employment Agreement, dated July 2, 2020, between Ormat Technologies, Inc., Ormat Systems, Ltd. and Doron Blachar.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Hezi Kattan
Name: Hezi Kattan
Title: General Counsel & CCO

Date: July 6, 2020